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                                                                  Exhibit 99.6

                                 LOAN AGREEMENT

         This Loan Agreement (this "Agreement" or "Loan Agreement") is entered into as of the 15th day of November, 1999 by and between Network Six, Inc., a Rhode Island corporation with its principal place of business at 475 Kilvert Street, Warwick, Rhode Island 02886 ("Borrower" or the "Company") and Fleet National Bank, a Rhode Island financial institution with its principal place of business at 111 Westminster Street, Providence, Rhode Island 02903 ("Lender").

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                   DEFINITIONS AND ACCOUNTING AND OTHER TERMS

         SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ACCOUNT RECEIVABLE" means and includes any and all accounts, contract rights, notes, drafts, acceptances and all forms of obligations or receivables now or hereafter owed or belonging to the Borrower for inventory or other goods sold by it or for services rendered by it in the ordinary course of business of the Borrower, all guarantees or other security therefor, all right, title and interest of the Borrower in the inventory or other goods which gave rise thereto, including, but not limited to, the right of stoppage in transit, and all rights of the Borrower earned or yet to be earned under contracts to sell inventory or other goods or render services, and all proceeds thereof.

         "ADVANCE(S)" means each advance of proceeds of the Loan, including, but not limited to future advances of the Credit Loan made or to be made by the Lender pursuant to SECTION 2 of this Agreement.

         "AFFILIATE" means singly and collectively any Person (other than any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower.

         "AGREEMENT" means this Loan Agreement.

         "A.M." means a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any Business Day using Providence, Rhode Island time.

         "BORROWED MONEY" means any obligation to repay money, including but not limited to any indebtedness evidenced by promissory notes, bonds, debentures, guaranties or similar obligations, the Loan, any Subordinated Debt and any Indebtedness under any obligation under a


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conditional sale or other title retention agreement, the net aggregate rentals under any Capitalized Lease Obligation or any lease that is the substantial equivalent of the financing of the property so leased and any reimbursement obligation for any standby letter of credit.

         "BORROWER" has the meaning assigned in the first paragraph of this Agreement.

         "BUSINESS DAY" means any day other than a day on which banks in Providence, Rhode Island are authorized or required to close.

         "CALCULATION AGENT" means Fleet National Bank or Fleet Treasury Group.

         "CAPITALIZED LEASE OBLIGATION" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

         "CASH EQUIVALENT INVESTMENTS" means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Lender or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including, without limitation, any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; or (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

         "CLOSING DATE" means the date on which all of the conditions precedent set forth in SECTION 3.01(A) of this Agreement have been satisfied, and the initial Credit Loan is made.

         "CODE" means the United States Internal Revenue Code and applicable regulations promulgated thereunder, as amended from time to time.

         "COMMITMENT" or "CREDIT COMMITMENT" means the Lender's commitments to make the


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Credit Loan as set forth in SECTION 2 hereof up to the maximum outstanding amounts set forth therein.

         "COMMITMENT FEE" means Two Thousand Five Hundred Dollars ($2,500.00).

         "COMMONLY CONTROLLED ENTITY" means a Person, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

         "CONTROL" and the terms "controlling", "controlled by" and "under common control with" mean the possession, directly or indirectly of the power to vote ten percent or more of the securities or other equity interests having ordinary voting power for the election of directors or other managers of a Person or cause the direction of the management and policies of a Person, whether through ownership of equity or other interests, by contract or otherwise.

         "COST OF FUNDS RATE" means the rate per annum of interest which Lender is required to pay, or is offering to pay, for wholesale liabilities, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Fleet Treasury Group.

         "CREDIT LIMIT" is defined in SECTION 2.01(A)(ii) below.

         "CREDIT LOAN" or "LOAN" means the revolving line of credit described herein, and if the context so required, any Advance thereof.

         "CREDIT NOTE" or "NOTE" means the Credit Note in the stated maximum principal amount of $1,000,000.00 of even date herewith and all amendments, extensions, substitutions and/or replacements therefor.

         "DEFAULT" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

         "DEFAULT CONDITION" means a condition in which either a Default or Event of Default exists.

         "DOLLARS" and the sign "$" mean lawful money of the United States of America.

         "ELIGIBLE ACCOUNTS RECEIVABLE" means any and all Accounts Receivable of Borrower (less sales, excise or similar taxes, if any are included therein, and less returns, discounts, credits and allowances of any nature at any time issued, owing, granted, outstanding or available with respect thereto) that (a) are bona fide and collectible, (b) are subject to a first priority perfected security interest in favor of Lender, (c) evidence Indebtedness for goods actually delivered or services actually performed in the ordinary course of business of the Borrower, which goods or services have been accepted as satisfactory, (d) have been outstanding for less than the Permitted


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Time and (e) are not as described below:

         (i) all Accounts Receivable from any Person in which Borrower and its stockholders, or any of them, have an equity interest or from any Person who has an equity interest in Borrower;

         (ii) any Account Receivable which is subject to any right of set-off or other defense or claim denying liability in favor of any account debtor;

         (iii) all Accounts Receivable past due under the original terms of sale and deemed by Lender, in its discretion, exercised in good faith and in a commercially reasonable manner, to be difficult to collect or uncollectible;

         (iv) any Account Receivable arising out of sales to customers having no place of business in the United States of America;

         (v) (a) any Account Receivable outstanding for more than the Permitted Time, or (b) any Account Receivable, regardless of the length of time outstanding, fifty percent (50%) or more of whose outstanding balance with Borrower has been outstanding beyond the Permitted Time; provided, however, that with respect to any Account Receivable referred to in this subsection (v)(b), to the extent such Account Receivable is payable at the time of and as a condition to COD shipments of goods by Borrower to the account debtor in question, such Account Receivable shall not be ineligible solely by virtue of the application of this subsection (v)(b).

         (vi) any Account Receivable with respect to which goods are placed on consignment, guaranteed sale, "bill and hold" or other terms by reason of which the payment by the account debtor may be conditional until the time, if any, such payment becomes unconditional;

         (vii) any Government Receivable unless (a) as to United States of America or state Government Receivables or local government Government Receivables with a remaining unpaid balance of $100,000 or more, Borrower fully complies with the federal Assignment of Claims Act or any similar state or local law and Lender has a first-priority perfected security interest in such Government Receivables or (b) as to United States of America or state Government Receivables or local government Government Receivables with a remaining unpaid balance of less than $100,000, Borrower makes a written request to Lender asking Lender to include such Government Receivables as Eligible Accounts Receivable, in which case Lender may determine, in its sole and absolute discretion, that such Government Receivables are Eligible Accounts Receivable if Lender is satisfied that Lender has a first-priority perfected security interest in such Government Receivables by virtue of Borrower's compliance with the federal Assignment of Claims Act or any similar state or local law;

         (viii) any Account Receivable for which a set-off, defense, warranty, claim, credit, allowance or adjustment is claimed by the account debtor (except normal discount for prompt


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                   payment), or as to which the debtor thereof has complained as to its liability thereon or returned any of the subject goods;

         (ix) any Account Receivable subject to any Lien or encumbrance other than as permitted hereby;

         (x) any Account Receivable owing by any Person which is insolvent and/or the subject of any bankruptcy, receivership or other insolvency proceeding;

         (xi) any Account Receivable from account debtors in any state or jurisdiction where Borrower is not registered or qualified to do business and where such failure to qualify could prevent collection of Accounts Receivable in such state or jurisdiction;

         (xii) any Account Receivable for which Borrower has established a "reserve" or "sinking fund"; or

         (xiii) any Account Receivable for which the account debtor has agreed to make incremental or progress payments over the period of time during which Borrower provides goods or services, a portion of which is withheld by the account debtor pending full completion of Borrower's obligations to deliver goods or provide services, but only the extent of such withholding shall not be an Eligible Account Receivable.

         "ELIGIBLE DATED ACCOUNTS" means Eligible Accounts Receivable which provide for a specific payment date by the account debtor in question.

         "ELIGIBLE INVENTORY" means the Inventory of the Borrower as to which all manufacturing and assembly processes have been completed and which is ready for sale and delivery to a customer of the Borrower, and the raw materials inventory of the Borrower, in each case, valued at the lower of cost or fair market value in accordance with GAAP on a first-in-first-out basis, (a) to the extent in Borrower's possession (and, without limiting the foregoing, not in transit or on consignment), (b) as to which Borrower has valid and marketable title free and clear of any prior Lien or other encumbrance except Liens to the Lender, (c) which is not evidenced by any document or instrument, (d) which is not obsolete or unsalable; and (e) in which Lender has acquired a security interest.

         "ELIGIBLE UNDATED RECEIVABLES" means Eligible Accounts Receivable as to which no specific required payment date by the account debtor in question is specified.

         "ERISA" means the Employment Retirement Income Security Act of 1974 as amended from time to time.

         "EVENTS OF DEFAULT" has the meaning assigned to that term in SECTION
6.01 of this Agreement.


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         "EXHIBIT" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

         "GAAP" means generally accepted accounting principles, consistently applied, in effect from time to time in the United States of America.

         "GOVERNMENT RECEIVABLE" means any Account Receivable owing by the United States of America, any country other then the United States of America, any state or local government, or any agency, department or instrumentality thereof.

         "GUARANTOR" means any Person who is, whether upon the execution of this Loan Agreement or at any time thereafter, a guarantor or surety for the Borrower's obligations under this Loan Agreement, including without limitation the Borrower's obligations to repay the Credit Loan and pay all associated interest, fees and COSTS."INDEBTEDNESS" means, for any Person, without duplication, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person") for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement of negotiable instruments for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person and (v) all other liabilities or Obligations of said Person which would, in accordance with GAAP, be classified as liabilities of such a Person including, but not limited to, trade payables incurred in the ordinary course of business.

         "INVENTORY" means all of Borrower's Inventory (as defined in the Uniform Commercial Code of the State), all goods, merchandise or other personal property held by Borrower for sale or lease or to be furnished under contracts of service and all right, title and interest of Borrower therein and thereto, all raw materials, work or goods in process or materials or supplies of every nature used, consumed or to be used or consumed in Borrower's business, all packaging and shipping materials, and all proceeds and products of any of the foregoing (including, without limitation, proceeds consisting of Accounts Receivable, chattel paper, and insurance proceeds), whether now owned or hereafter acquired by Borrower, and wherever located.

         "INVESTMENT" means any investment in any Person whether by means of a purchase of, or any agreement or option to purchase, capital stock, notes, bonds, debentures or other evidence of equity or Indebtedness and/or by means of a capital or partnership contribution, loan, deposit,


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advance (or any agreement or option for any of the foregoing) or otherwise.

         "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to the payment period selected by Borrower in its Request which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period, substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London Banking Days prior to the beginning of such interest period. "London Banking Day" shall mean any date on which commercial banks are open for business in London.

         If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the date that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by the Calculation Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Advance. In the event that Lender is unable to obtain any such quotation as provided above, it will be deemed that LIBOR cannot be determined and the requested Advance shall bear interest at the Cost of Funds Rate. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Lender then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

         "LIBOR ADVANCE" means any Advance for which Borrower selects, in the applicable Request, the LIBOR Rate as the applicable interest rate.

         "LIBOR RATE" means an annual rate of interest equal to LIBOR for the 30, 60, 90, 120 or 180 day term selected by Borrower in its Request for a particular Advance, plus three percent (3.00%).

         "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or arrangement of any kind or nature whatsoever amounting, in substance, to a lien (including without limitation any


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conditional sale or other title retention agreement and any Capitalized Lease
Obligation having substantially the same economic effect as any of the foregoing) or the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

         "LOAN DOCUMENTS" means this Loan Agreement, the Credit Note, the Security Instruments and any and all other documents, instruments or agreements now or hereafter executed in connection herewith or therewith by Borrower and/or any other Person.

         "MORTGAGED PROPERTY" means any real property mortgaged to secure the Loan.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Title IV of ERISA.

         "OFFICER'S CERTIFICATE" means a certificate signed by the President or Executive Vice President or the Chief Financial Officer of the Borrower and delivered to Lender.

         "OTHER LIABLE PARTY" means any Person now or hereafter liable, absolutely, contingently, directly, indirectly or otherwise for all or any portion of the obligations of Borrower as set forth herein or referred to herein, including, without limitation, any Guarantor.

         "OVERADVANCE" means any Advance which is beyond the borrowing formula limitations set forth in SECTION 2.01(A).

         "OVERLINE ADVANCE" means any Advance beyond the monetary limits set forth in SECTION 2.01(A).

         "PBGC" means the Pension Benefit Guarantee Corporation established pursuant to subtitle A of Title 4 of ERISA.

         "P.M." means a time from and including 12 o'clock noon on any Business Day to the end of such Business Day using Providence, Rhode Island time.

         "PERMITTED TIME" means as to Eligible Undated Receivables, not more than ninety (90) days from the date of the invoice in question; and as to Eligible Dated Accounts, the earlier to occur of thirty (30) days beyond the stated due date of such Eligible Dated Accounts or ninety (90) days beyond the date of the invoice in question.

         "PERSON" means any person or entity including, but not limited to, any individual, corporation, partnership, limited liability company, joint venture, trust, trustee (in such capacity), unincorporated organization, or a government or any agency or political subdivision thereof.

         "PLAN" means an employee benefit plan or other plan maintained for employees of the Borrower or any Commonly Controlled Entity and covered by Title IV of ERISA.

         "PRIME RATE" means the variable per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         "PROPERTIES" means any real estate and related appurtenances, fixtures and rights owned by the Borrower or otherwise occupied (pursuant to a lease or otherwise) by the Borrower as one or more of its business premises.

         "REGISTERED AGENT" means Dana Gaebe, Esq., Gaebe & Kezirian, 128 Dorrance Street, Providence, Rhode Island 02903.

         "REPAYMENT DATE" means November 15, 2000 (such date, as may be extended pursuant to SECTION 2.07 being hereinafter referred to as, the "Trigger Date").

         "REPORTABLE EVENT" shall have the meaning assigned to that term in Title IV of ERISA.

         "REQUEST" means both a telephonic and a telecopied request for an Advance of the Credit Loan in the form of Exhibit B attached hereto, or containing the information required by Exhibit B, fully completed, received by Lender from Borrower in accordance with this Agreement and which request shall be, if telephonic, promptly confirmed in writing.

         "SAUGATUCK AGREEMENT" means an agreement anticipated to be entered into by and between Borrower and Saugatuck Capital (a copy of which is to be furnished to Lender by Borrower as soon as possible) pursuant to which Borrower will issue Borrower's common stock to Saugatuck Capital in exchange for Borrower's preferred stock currently held by Saugatuck Capital and Borrower will issue a note to be subordinated in payment priority by an agreement in form and substance satisfactory to Lender, to Saugatuck Capital not to exceed $750,000 in amount representing prior dividends on Borrower's preferred stock which had been declared but not paid; provided, however, that payments on the foregoing note shall be payable in three equal installments payable over a period of not less than two (2) years.

         "SECTION" means, when followed by a number, the section or subsection of this Agreement bearing that number, unless the context indicates otherwise.

         "SECURITY INSTRUMENTS" means any and all mortgages, security agreements, assignments, pledges, guarantees, and any and all other documents, instruments and agreements now or hereafter providing security for the Loan, and/or any other Indebtedness of the Borrower or any Guarantor to the Lender, now existing or hereafter executed and/or delivered in connection with the Loan, whether given by Borrower or any Guarantor, any subordination agreements contemplated hereunder or now or hereafter executed in connection herewith; title and casualty insurance policies providing coverage to Lender; UCC-I financing statements or similar filings perfecting the above-referenced security interests; all as executed, delivered to and accepted by Lender on or prior to the Closing Date, as same may be amended in writing by Lender and the Borrower as the case may be; and any other document, instrument or agreement now or hereafter given as security for the Loan.

         "SINGLE EMPLOYER PLAN" means any Plan which is not a Multiemployer
Plan.

         "STATE" means the State of Rhode Island.

         "SUBORDINATED DEBT" means any Indebtedness and obligations of the Borrower subordinated to Borrower's Indebtedness in connection with the Loans by virtue of a subordination agreement executed by the subordinated creditor and Lender, and acceptable to Lender in form and substance.

         "SUBSIDIARY" means any corporation, if any of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower or its shareholders or by the Borrower, its shareholders and/or one or more Subsidiaries or the management of which corporation is under control of the Borrower, its shareholders and/or any other Subsidiary, directly or indirectly through one or more Persons.

         "VARIABLE ADVANCE" means any Advance for which Borrower selects, in the applicable Request, the Variable Rate as the applicable interest rate.

         "VARIABLE RATE" means an annual rate of interest equal to the Prime Rate plus one-quarter of one percent (.25%).

         "YIELD MAINTENANCE FEE" means the amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Request for the LIBOR Advance as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen in the Request for the LIBOR Advance as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen in the Request for the LIBOR Advance as to which the prepayment is made. The resulting number shall be the yield maintenance fee due to Lender upon prepayment of the fixed rate loan.

         If by reason of an Event of Default, Lender elects to declare any LIBOR Advance to be immediately due and payable, then any Yield Maintenance Fee with respect to that LIBOR Advance shall become due and payable in the same manner as though Borrower had exercised its right of prepayment.

         SECTION 1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

         SECTION 1.03. TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         SECTION 1.04. SUBSIDIARIES, AFFILIATES AND GUARANTOR. This Loan Agreement contains references to "Subsidiaries". As of the date hereof, the Borrower has no Subsidiaries. Each reference to Subsidiaries herein shall be without meaning unless, until and during such time as such Subsidiary exists. Nothing contained in this SECTION 1.04 shall be deemed to permit the creation, acquisition, existence, sale, merger, dissolution, liquidation, termination of existence or other action of or relating to any Subsidiary which would otherwise violate the provisions of this Loan Agreement.


                                   ARTICLE II
                          AMOUNT AND TERMS OF THE LOANS

         SECTION 2.01.

         (A) UNDERTAKING TO LEND--CREDIT LOAN. During the period commencing on the Closing Date and ending on the Business Day immediately prior to the Repayment Date, Lender will make Advances to the Borrower of the Credit Loan on a revolving basis subject in all respects to the terms and conditions of this Agreement, including, but not limited to, the conditions precedent described in
Article III hereof; provided, however, the aggregate outstanding principal balance of Advances shall not in any event exceed at any one time the Credit Limit, which is defined as the lesser of (i) the sum of eighty percent (80%) of Eligible Dated Accounts Receivable and eighty percent (80%) of Eligible Undated Accounts Receivable or (ii) One Million Dollars ($1,000,000).

         The Credit Limit shall further be reduced by the amount of any letters of credit issued and outstanding from time to time by Lender which have been issued at the request of Borrower.

         Notwithstanding anything to the contrary set forth in this SECTION 2.01, Lender shall have the right, in its sole and uncontrolled discretion to permit Overline Advances or additional Overadvances as Lender shall in its sole and uncontrolled discretion deem appropriate. Lender shall have no obligation whatsoever to permit such Overline Advances or additional Overadvances. In the event that Lender does so permit such Overline Advances or additional Overadvances, any such Advances shall be subject to all terms and conditions of the Loan Documents and the obligation to repay such Advances shall be evidenced by the Note, notwithstanding that (in the case of Overline Advances), under certain circumstances, the outstanding principal balance of the Loan may exceed the stated principal balance of the Note.

         (B) TERMINATION OF UNDERTAKING TO LEND. Notwithstanding anything to the contrary set forth in this Agreement, and except as set forth in SECTION 2.07, Lender's undertaking to make Advances shall terminate immediately on the Trigger Date or at any time if there shall have occurred or there shall exist any Default Condition.

         (C) REQUESTS FOR ADVANCES. The Borrower shall obtain an Advance with a written Request by telecopy transmission in the form of Exhibit "B" attached hereto, or, if permitted by Lender, by telephonic Request. Any request for an Advance made by Borrower shall be in an amount which is an integral multiple of one thousand dollars ($1,000.00). Borrower shall state in each and every Request whether Borrower is selecting the Variable Rate or LIBOR Rate for such Advance and, if Borrower selects the LIBOR Rate, Borrower must also choose a thirty
(30), sixty (60), ninety (90), one hundred twenty (120) or one hundred eighty
(180) day payment term for such Advance. The Borrower accepts all the risks inherent in such Request. The Borrower further absolves the Lender from any and all damages, loss and liabilities of whatsoever nature which may result from an unauthorized telephonic or telecopied Request for an Advance, a defective transmission, or a telephonic or telecopied Request which is misunderstood by the Lender's employee who is the recipient of such Request, unless the Lender is grossly negligent or commits willful misconduct in connection therewith. It is further agreed that neither the Lender nor any of its directors, officers or employees shall be under any duty to pass upon the validity, accuracy, authorization, effectiveness, or genuineness of any telephonic or telecopied Request, and the Lender and its directors, officers and employees shall be entitled to assume that any such telephonic or telecopied instructions are valid, effective, accurate, genuine and authorized. The Borrower will forward to Lender "hard copy" written evidence of such Request by mailing on the same day an original letter in form acceptable to Lender.

         (D) EVIDENCE OF THE LOAN. Each Advance made by Lender to Borrower under this SECTION 2 and all payments made on account of the unpaid principal amount thereof shall be recorded in Lender's internal records which may be introduced in evidence in any court proceeding relating to this Agreement, the Loan or the Note and shall be deemed presumptive evidence of the facts stated therein, absent manifest error.

         SECTION 2.02. AUTOMATIC DEBIT. All payments, prepayments and other charges to be made by Borrower under the Loans may be made by Lender by debiting the demand deposit or other account(s) Borrower maintains with Lender without notice to or consent of Borrower, or in such other reasonable manner as may be designated by the Lender in writing to the Borrower. Nothing contained in this
SECTION 2.02 shall be deemed to relieve Borrower of the obligation to make payments as required under the Note, which obligation is absolute.

         (A) INTEREST. Interest shall accrue and be paid on the Loan as provided below and as further detailed in the Note:

         (i)       any Variable Advance shall bear interest at the Variable
                   Rate; and

         (ii) any LIBOR Advance shall bear interest at the LIBOR Rate for the applicable payment period which Borrower designates in its Request for such LIBOR

Advance.

         All computations of interest under the Credit Note and this Loan Agreement shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

         Upon Default or after maturity or after judgment has been rendered on the Credit Note, or in the Event of Default as defined in Section 6.01 of the Loan Agreement, Borrower's right to select pricing options shall cease and the unpaid principal of all advances shall, at the option of the Lender, bear interest at a rate which is four percent (4%) greater per annum than that which would otherwise be applicable.

         (B) INCREASED COSTS - CAPITAL. If, after the date hereof, Lender shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender as a consequence of the obligations hereunder of Lender to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of Lender was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by Lender to be material, the Borrower shall pay to Lender such additional amounts as shall be sufficient to compensate Lender for such reduced return, each such payment to be made by the Borrower within thirty (30) Business Days after each demand by Lender. A certificate of Lender setting forth the amount to be paid to Lender hereunder shall be presumptive evidence of the facts stated therein. In determining such amount, Lender may use any reasonable averaging and attribution methods. At the written request of Borrower, Lender shall provide Borrower with a written explanation of the methods used in calculating such amount. Lender will use its best efforts to inform the Borrower of any event occurring after the date hereof which will require payments to be made under this SECTION 2.03(B) promptly after Lender becomes aware of such event, but the failure of Lender so to inform the Borrower shall not affect any of the obligations of the Borrower hereunder. Notwithstanding the foregoing provisions of this SECTION 2.03(B), the Borrower shall not be liable for any amounts relating to any reduction of rate of return occurring more than ninety (90) days prior to Borrower's receipt of written notice thereof from the Lender and shall not be liable for any amount relating to any reduction of rate of return occurring in a prior Borrower fiscal year.

         (C) LIMITATION ON INTEREST RATE. If there is a maximum limit imposed by applicable law and such limit is applicable to this transaction, then in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby, by the Credit Note or otherwise, shall the amount paid or agreed to be paid to Lender hereunder and deemed interest under applicable law exceed the maximum rate of interest on the unpaid principal balance of the Credit

Note allowed by applicable law (the "Maximum Allowable Rate"), which shall mean the law in effect on the date of the Note, except that if there is a change in such law which results in a higher Maximum Allowable Rate being applicable to the Note, then the Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of the Note, this Agreement or the Security Instruments results in the interest rate under the Credit Note being in excess of the Maximum Allowable Rate, the interest obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, Lender or any successor holder of the Credit Note receives an amount which under applicable law would cause the interest rate under the Credit Note to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and be deemed a prepayment of the unpaid principal balance of, and other outstanding non-interest charges under, the Credit Note, this Agreement and the Security Instruments, and not a payment of interest.

         SECTION 2.04.     PAYMENTS AND PREPAYMENTS.

         (A) All or any portion of the unpaid principal balance of any Variable Advance may be prepaid at any time, without premium or penalty of any kind. All or any portion of the unpaid principal balance of any LIBOR Advance may be prepaid at any time provided, however, that Borrower must also pay the Yield Maintenance Fee associated with that LIBOR Advance or portion of LIBOR Advance which is being prepaid.

         (B) All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under the Note shall be made to Lender at the address referred to in SECTION 8.07 in Dollars and in immediately available funds prior to 1:00 o'clock P.M. (12:00 o'clock P.M. on the last Business Day of each month) on the Business Day that such payment is due provided that the Borrower hereby authorizes and instructs Lender to charge against the Borrower's accounts, if any, with Lender on each date on which a payment is due hereunder and under the Note an amount up to the principal, interest and fees due and payable to the Lender hereunder and under the Note and such charge shall be deemed payment hereunder and under the Note to the extent that immediately available funds are then in such accounts. In addition, the Borrower hereby irrevocably authorizes Lender, if and to the extent payment of any installment of principal, interest and/or fees hereunder and/or under the Note is not made when due, to charge against the Borrower's accounts, if any, with Lender, an amount equal to the amount thereof not paid when due. Any such payment or prepayment which is received by Lender in Dollars and in immediately available funds after 1 o'clock P.M. on a Business Day (12 o'clock P.M. on the last Business Day of each month) shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default Condition exists, any such payment or prepayment if received by Lender prior to the close of Lender's business on a Business Day shall be deemed received on such Business Day. If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Lender a late fee equal to five percent (5%) of the required payment.

         (C) UNCONDITIONAL OBLIGATIONS AND NO DEDUCTIONS. The Borrower's obligation to make all payments provided for in this Agreement and/or the Note shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including, without limitation, any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

         (D) (Intentionally Omitted).

         (E) PAYMENTS AND COLLECTIONS. (i) Borrower will cause its account debtors for all Accounts Receivable to pay directly to a lock box controlled by Lender, all checks, drafts, cash and other remittances that are proceeds of Accounts Receivable. The Lender will credit all such payments (conditional upon final collection) against principal, interest and other charges due in connection with the Loan in such order as Lender shall determine.

         (ii) Amounts shall be credited to the Loan as aforesaid on the second business day following receipt of any item by Lender at its main office.

         (iii) Any check or any item received without endorsement shall be deemed delivered and endorsed to Lender and Lender shall be entitled to endorse such check on behalf of Borrower to Lender pursuant to the power-of-attorney granted under
                   SECTION 8.03 hereof.

         SECTION 2.05. SETOFF. Borrower and any Guarantor hereby grant to Lender a lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, and whether existing under this Loan Agreement, the Credit Note or otherwise, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Credit Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE CREDIT LOAN, PRIOR TO EXERCISING ITS RIGHT TO SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Lender agrees to promptly notify the Borrower after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this SECTION 2.05 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

         SECTION 2.06. USE OF CREDIT LOAN PROCEEDS. The proceeds of the Credit Loan and all Advances thereunder shall be used for working capital needs of the Borrower and/or to secure the repayment of letters of credit issued by Lender at Borrower's request and for no other purposes whatsoever without the prior written consent of Lender.

         SECTION 2.07. RENEWAL. The Credit Note provides that it is payable on the Repayment Date, which is November 15, 2000. Borrower recognizes and agrees that all principal, interest and other charges due under the Credit Note shall be payable in full on the Trigger Date, unless Lender, in its sole discretion and in writing, elects not to exercise its repayment on the Trigger Date, in which case the Trigger Date shall be extended for an additional period of one
(1) year. Any such extension of the Credit Note hereafter granted shall not be deemed to establish a course of conduct or any obligation on the part of Lender to extend the commitment for any additional periods.

         SECTION 2.08. PAYMENT FEES. Borrower shall pay the following fees in connection with the Loan, payment of such fees to be secured by the Security
Instruments:

         a.        the Commitment Fee.


                                   ARTICLE III
                              CONDITIONS OF LENDING

         SECTION 3.01. CONDITIONS PRECEDENT TO THE CREDIT. The obligation of Lender to make any and all Advances is subject to performance by the Borrower of all of its obligations under this Agreement and the Security Instruments and to the satisfaction of the conditions precedent that all legal matters incident to the transactions contemplated hereby or incidental to the Loan or any Advance shall be satisfactory to counsel for Lender and Lender shall have received on or before the Closing Date or another date acceptable to Lender, fully executed originals of the Note, this Agreement, the Security Instruments, such other documents, instruments, agreements and information as Lender shall require incident to the closing of the Loan including, but not limited to, the following:

         (a) Certificates from the secretary or assistant secretary of the Borrower certifying as to the resolutions and/or consent votes of the board of directors, shareholders and/or partners of the Person in question (or other parties whose approval is required) authorizing and approving those Loan Documents to which such Person is a party and other matters contemplated hereby and certifying as to the names and signatures of each Person authorized to sign each Loan Document to be executed and delivered by or on behalf of the Person. Lender may conclusively rely on each such certificate until Lender shall receive a subsequent certificate with respect to such Person canceling or amending the prior certificate and submitting the signatures of the officers named in such subsequent certificate;

         (b) Favorable opinions of counsel for the Borrower and each Guarantor, reasonably acceptable to Lender and Lender's counsel, as Lender shall require;

         (c) Certificates (if issued by such authority) of the Secretary of State or analogous governmental authority of each state or nation in which the Borrower is incorporated or is required to be qualified to transact business, dated reasonably near the Closing Date, stating that the Borrower is duly organized or qualified and in good standing as a corporation in such state or nation except for those states in which Borrower's failure to qualify to transact business would not have a material adverse effect on Borrower or its finances and operations;

         (d)       A Request;

         (e) All documents, instruments and agreements necessary to terminate, cancel or discharge the documents, instruments and agreements evidencing or securing any and all existing Indebtedness for Borrowed Money of the Borrower, including, without limitation, Borrower's Indebtedness with Prinvest, other than as permitted by this Agreement;

         (f) If requested by Lender, an Officer's Certificate in form acceptable to Lender reflecting, the Borrower's compliance, after giving effect to the Advance being requested, with the financial covenants provided for herein as of the date of Lender's request;

         (g) True copies of any revisions to the financial statements, forecasts and other information provided pursuant to this Agreement;

         (h) Current fire and extended coverage insurance policies (or certificates thereof on ACCORD Form 27) in form and substance and with coverage satisfactory to Lender including, without limitation, that each such policy shall name Lender, as mortgagee and/or loss payee, copies of liability policies also in form and substance and with coverages satisfactory to Lender including, without limitation, that each such policy shall name Lender as additional insured, all in accordance with the Security Instruments and evidence of such other insurance as may be required by Lender (received by Lender as of Closing Date);

         (i) Borrower's confirmation, in form and substance satisfactory to Lender, that Borrower's litigation with the State of Hawaii has been settled, including provision of a true and correct copy of an original, fully executed and binding settlement agreement which has received any and all necessary court approval; and

         (j) Such other documents, instruments, agreements and information relating to Borrower, its operations, any of the Properties or any collateral as Lender shall reasonably request or as are specified in a closing agenda furnished to Borrower's Counsel by Lender in connection with the Loan Documents.

         (B) The obligation of Lender to make the Loan and each Advance is subject to Borrower's performance of all of its obligations under this Agreement and satisfaction of the following further conditions precedent:

         (a) Immediately prior to and upon the making of each Advance, no Event of Default or Default shall have occurred and be continuing;

         (b) The representations and warranties of the Borrower contained in Article IV below are true and correct in all material respects on and as of the date of each Advance except as such representations and warranties may be altered as permitted by the terms of this Loan Agreement . The Borrower's delivery of the Credit Note to Lender and each of the Borrower's Requests shall be deemed to be a representation and warranty by the Borrower as of the date of such Advance as to the facts specified in SECTION 3.01(B)(a) AND (b) and a restatement of the representations and warranties contained in Article IV below as of such date;

         (c) Receipt by Lender of a Request delivered by a duly authorized officer of the Borrower on behalf of the Borrower, stating the amount of the Advance requested, whether the Advance will be a Variable Advance or LIBOR Advance and, if a LIBOR Advance, whether Borrower selects a thirty (30), sixty (60), ninety (90), one hundred twenty (120) or one hundred eighty
                   (180) day payment period ; and

         (d) That there exists no law or regulation by any governmental authority having jurisdiction over Lender or Borrower which would make it unlawful in any respect for Lender to fund such portion of the Loan and there has been no material adverse change to the financial condition or business of the Borrower or the Guarantor.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants to Lender that, after giving effect to the Loan (or any Advance) and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loan) as follows:

         (A) ORGANIZATION AND EXISTENCE. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state or country or other jurisdiction of its incorporation or creation, is duly qualified to do business and is in good standing in any state where such qualification is required, except in those states in which Borrower's failure to be qualified to do business would not have a material adverse effect on Borrower or its finances or operations, and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement, the Security Instruments and the Credit Note.

         (B) AUTHORIZATION AND ABSENCE OF DEFAULTS. The execution, delivery to Lender and performance by the Borrower of this Agreement, the Security Instruments and the Credit Note have been duly authorized by all necessary corporate action of Borrower and governmental action and do not and will not: (i) require any consent or approval of the shareholders or board of directors of the Borrower which has not been obtained, (ii) violate any provision of any law, rule, regulation of any governmental authority having jurisdiction (including, without limitation, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower, any Subsidiary or any Guarantor and/or the articles of incorporation or by-laws, or other organizational documents of the Borrower, any Subsidiary or any Guarantor, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower, any Subsidiary or any Guarantor is or are a party or parties or by which it or they or its or their properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien on any of its or their respective properties. The Borrower, each Subsidiary and each Guarantor is in compliance with each applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award and any such indenture, agreement, lease or instrument, except where the failure to be in compliance would not have a material adverse effect on the Borrower, any Subsidiary and/or any Guarantor.

         (C) ACQUISITION OF CONSENTS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those which have been obtained, is or will be necessary to the valid execution and delivery to Lender or performance by the Borrower, any Subsidiary or any Guarantor of any of the Loan Documents.

         (D) VALIDITY AND ENFORCEABILITY. This Agreement and the Credit Note constitute, and each of the Security Instruments to which the Borrower is a party will constitute the legal, valid and binding obligations of the Borrower or any Guarantor, enforceable in accordance with their respective terms and each other document, instrument and agreement referred to in this Agreement to which the Borrower or any Guarantor is a party is similarly legal, valid, binding and enforceable against Borrower or any Guarantor party thereto; provided that the enforceability of the documents, instruments and agreements referred to above is subject to applicable bankruptcy or other laws affecting creditors rights generally and general principles of equity.

         (E) FINANCIAL INFORMATION. Each of the financial statements and other financial information and supporting schedules and data delivered to Lender in connection with the application for and closing of the Loan was prepared in accordance with GAAP applied on a consistent basis and fairly presents the financial condition and results of operations for the companies being reported on as of the date thereof and is complete and correct in all material respects.

         (F) NO LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or Affiliate and/or any Guarantor or any of their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely would draw into question the legal existence of the Borrower, or any such Guarantor and/or the validity, authorization and/or enforceability of this Agreement, any of the Security Instruments, or Credit Note or any provision thereof; or could have a material adverse effect on the financial condition, properties, or operations of the Borrower or any Guarantor.

         (G) REGULATION U. Neither the Borrower, any Subsidiary or Affiliate nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR, Part 221), or has any present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loan will be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

         (H) ABSENCE OF ADVERSE AGREEMENTS. Neither the Borrower, any Subsidiary or Affiliate, nor any Guarantor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate restriction which would have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Borrower and/or any Guarantor or on the ability of the Borrower to carry out its obligations under this Agreement, the Security Instruments or the Credit Note.

         (I) TAXES. The Borrower (and all Subsidiaries and Affiliates) and each Guarantor have filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

         (J) ERISA. Borrower and any commonly Controlled Entity do not maintain or contribute to any Single Employer Plan which is not in substantial compliance with ERISA and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or which has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Borrower and any Commonly Controlled Entity have not incurred any liability to the PBGC in connection with any Plan covering any employees of Borrower or any Commonly Controlled Entity in amount exceeding Fifty Thousand and 00/100

Dollars ($50,000.00) in the aggregate or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under Section 4062(e), 4063 or 4064 of ERISA in amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate, and know of no fact or circumstance which might give rise to any liability of Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA in amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate. Borrower and any Commonly Controlled Entity have not incurred any withdrawal liability in amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate (including, but not limited, to any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA to any Multiemployer Plan and no event has occurred and there exists no condition or set of circumstances, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan in amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate.

         Full payment has been made of all amounts which Borrower and any Commonly Controlled Entity are required to have paid as contributions to any Plan under applicable law or under any Plan or any agreement relating to any Plan to which Borrower or any Commonly Controlled Entity is a party. Borrower and each Commonly Controlled Entity have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Plan or related agreements.

         Neither Borrower nor any Commonly Controlled Entity has any knowledge, nor do any of them have any reason to believe that any Reportable Event which could result in a liability or liabilities of Fifty Thousand and 00/100 Dollars ($50,000.00) or more in the aggregate has occurred with respect to any Plan.

         (K) OWNERSHIP OF PROPERTIES. The Borrower owns all of its properties and assets free and clear of all Liens, except those shown in the title policies or UCC-11 or similar reports delivered to Lender in connection with the closing of the Loan or any Advance and except for those permitted by SECTION 5.02(A).

         (L) ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties set forth in this Agreement or in any document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise, any such document or certificate which is dated speaks as of the date stated and not the date hereof.

         (M) NO INVESTMENT COMPANY. Neither the Borrower, any Guarantor nor any Subsidiary is an "investment company" or to the best of their knowledge, a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

         (N) SOLVENCY, ETC. After giving effect to the consummation of the loans outstanding and to be made under this Agreement as of each time this representation and warranty is given, the Borrower: (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair salable value in the ordinary course of the Borrower's business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims. Borrower will not be rendered insolvent by the execution and delivery of this Agreement, the Notes or the Security Instruments and the consummation of any transactions contemplated herein.

         (O) LICENSES, REGISTRATIONS, COMPLIANCE WITH LAWS, ETC. Each Borrower and Subsidiary has all permits, governmental licenses, registrations and approvals material to carrying out their respective businesses as presently conducted and as required by law or the rules and regulations or any federal, foreign governmental, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or any Subsidiary, including, but not limited to, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies, except where failure to have such permits, license, registrations and approvals would not have a material adverse effect on Borrower. There is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of the Borrower with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of the Borrower threatened nor has the Borrower received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval, except with respect to such permits, licenses, registrations and approvals the violation, failure of compliance, termination or suspension of which would not have a material adverse effect on the Borrower.

         (P) PRINCIPAL PLACE OF BUSINESS: BOOKS AND RECORDS. The Borrower's principal place of business and chief executive office is 475 Kilvert Street, Warwick, Rhode Island 02806. All of the Borrower's books and records are kept at such location.

         (Q) SUBSIDIARIES. The Borrower has no Subsidiaries.


                                    ARTICLE V
                            COVENANTS OF THE BORROWER

         SECTION 5.01. AFFIRMATIVE COVENANTS OF THE BORROWER OTHER THAN REPORTING REQUIREMENTS. From the date hereof and thereafter for so long as any portion of the Loan is outstanding, or the Borrower is indebted to Lender under the Note, any of the Security Instruments and/or this Agreement, the Borrower will (unless Lender shall otherwise consent in writing):

         (A) PAYMENT OF TAXES, ETC. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserve acceptable to Lender or other provision has been made in accordance with GAAP.

         (B) MAINTENANCE OF INSURANCE. Maintain insurance in accordance with the Security Instruments and, to the extent not covered by any of the Security Instruments, with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties and in accordance with the requirements of any governmental agency having jurisdiction. The Borrower shall provide Lender with such evidence as Lender may request from time to time as to the maintenance of all such insurance.

         (C) PRESERVATION OF EXISTENCE, ETC. Preserve and maintain in full force and effect its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties.

         (D) COMPLIANCE WITH LAWS, ETC. Comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a material adverse effect on the Borrower or any Subsidiary.

         (E) VISITATION RIGHTS. Permit, during normal business hours, Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower or any Subsidiary to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with any of its officers or employees and/or any independent certified public accountant of the Borrower or any Subsidiary. Without limiting the generality of the foregoing, Lender may, at its option, conduct audits and field examination reviews on the books and records of Borrower not to exceed four (4) times annually and more often after a Default Condition if reasonably required by Lender, with the cost of all such examinations and related expenses to be borne by Borrower at a maximum of $300 per inspection or such greater amount as shall be charged to Lender's other similarly situated borrowers in the ordinary course of Lender's business.

         (F) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction, reflecting all financial transactions.

         (G) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve all of their properties necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and in accordance with each of the Security Instruments.

         (H) ACCOUNTING SYSTEM. Maintain a standard system of accounting in accordance with GAAP and in accordance with the requirements of any governmental authority having jurisdiction over the borrower.

         (I) OTHER DOCUMENTS, ETC. Pay, perform and fulfill all of its obligations and covenants under each of the Security Instruments and any other material document, instrument or agreement to which it is a party in accordance with their respective terms, giving effect to any grace periods therein specified unless such payment, performance or fulfillment would not be permitted hereunder; provided, that with respect to documents, instruments and agreements other than documents with or in favor of Lender, so long as Borrower is contesting in good faith any alleged failure to pay, perform and fulfill such obligations and covenants by proper proceedings and has made any proper reserve or other provision in accordance with GAAP on account thereof and such alleged failure has not resulted in any material adverse effect on Borrower any Guarantor or any subsidiary and/or on Lender's interests under this Agreement, the Credit Note and/or the Security Instruments, Borrower shall not be deemed in violation of this SECTION 5.01(I).

         (J) OFFICER'S CERTIFICATES AND REQUESTS Provide each Officer's Certificate required under this Agreement and each Request so that the statements contained therein are accurate and complete in all material respects.

         (K) DEPOSITORY. Use Lender, or a bank designated by Lender, as the principal depository of Borrower's funds.

         (L) CHIEF EXECUTIVE OFFICER. Maintain Kenneth Kirsch as chief executive officer.

         (M) ADDITIONAL ASSURANCES. From time to time hereafter, execute and deliver or cause to be executed and delivered, such certificate and documents and take all such actions as Lender shall reasonably request for the purpose of implementing or effectuating the provisions of the Loan Documents, and upon the exercise by Lender of any power, right, privilege or remedy pursuant to the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that Lender may be so required to obtain.

         (N) FINANCIAL COVENANTS. (i) maintain a Ratio of Cash Flow plus taxes actually paid to Debt Service tested quarterly with the first test done as of December 31, 1999 for the quarter then ended, of not less than 1.25 to 1.00; and

         (ii)     maintain a ratio of Indebtedness (other than Subordinated
                  Debt) to Tangible

                   Capital Base of not more than 2.0 to 1 tested quarterly, with the first test done as of December 31, 1999 for the quarter then ended based upon the audited financial statements of Borrower referenced in 5.03(B) of this Agreement, provided, however, that if Borrower executes the Saugatuck Agreement, the ratio required hereunder shall be 1.3 to 1; and

         (iii) maintain a Tangible Capital Base of not less than $2,000,000, tested quarterly, with the first test done as of December 31, 1999 for the quarter then ended, provided, however, that if Borrower executes the Saugatuck Agreement, the Tangible Capital Base required hereunder shall be $2,800,000; and

         (iv) for the purposes of this subsection, the term "Tangible Capital Base" shall mean the total of stockholder's equity plus Subordinated Debt minus (a) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and interests of less than fifty-one (51%) percent of any other corporation or business entity, (c) cash set apart in a "sinking" or other analogous fund established for the purpose of redemption or other retirement of capital stock, (d) reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings, which, in accordance with GAAP should be established in connection with Borrower's business, and notes and/or other obligations due or receivable from officers and/or stockholders of Borrower; and

         (v) for purposes of this subsection, the following terms shall have the following meanings. "Cash Flow" means, with respect to Borrower, for any relevant accounting period: (i) earnings before interest and taxes ("EBIT"); PLUS (ii) depreciation, amortization and other non-cash changes (excluding extraordinary write downs of assets), each to the extent accrued in the relevant accounting period and actually deducted in determining EBIT; MINUS (iii) distributions and dividends; MINUS (iv) non-financed capital expenditures; and

         (vi) "Debt Service" means, for any relevant accounting period, the aggregate amount of scheduled principal and interest payments due from Borrower with respect to Borrowed Money.

         SECTION 5.02. NEGATIVE COVENANTS OF THE BORROWER. From the date hereof and thereafter for so long as any portion of the Loan is outstanding or the Borrower is indebted to Lender under any of the Credit Note, any of the Security Instruments and/or this Agreement, the Borrower will not, and will not cause or permit any Subsidiary to, (without the prior written consent of Lender):

         (A) LIENS, ETC. Create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens:

         (a) for taxes, assessments or governmental charges or levies an property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve acceptable to Lender has been made in accordance with GAAP;

         (b) imposed by law, such as carriers', warehousemen's and mechanics Liens, bankers setoff rights and other similar Liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve acceptable to Lender or other provision acceptable to Lender has been made in accordance with GAAP;

         (c) arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

         (d) those set forth in form UCC-11 Reports or title policies or reports delivered to and approved by Lender in connection with the Loan;

         (e) those now or hereafter granted pursuant to the Security Instruments or otherwise now or hereafter granted to Lender as collateral for the loans and obligations under Borrower's other obligations arising in connection with or under this Agreement; and

         (f) incurred as purchase money mortgages or other Liens or retained security titles of a conditional vendor in the ordinary course of the Borrower's or any of its Subsidiary's business on property acquired or held by the Borrower and/or any such Subsidiary to secure the purchase price of such property; provided that the Liens or other charges or encumbrances permitted by this clause (f) shall at all times be confined solely to the item of property so purchased and shall secure an obligation which does not exceed the lower of the fair market value or the cost of the item of property so purchased and that any such obligations shall not otherwise be prohibited by the terms of this Agreement; or

         (g) incurred on Accounts Receivable to secure surety bonds issued as a prerequisite to Borrower's ability to obtain the work out of which the Accounts Receivable so encumbered arise.

         (B) ASSUMPTIONS, GUARANTIES, ETC., OF INDEBTEDNESS OF OTHER PERSONS. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation or Indebtedness of any other Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

         (C) DISSOLUTION, ETC. Dissolve, liquidate, wind up, merge or consolidate with another

Person or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets (whether now owned or hereafter acquired), or any of its or their interests in real property;

         (D) CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of its business except changes of which Lender has been notified sixty
(60) days prior to such change and as to which Lender has not notified Borrower in writing of its objection thereto.

         (E) OWNERSHIP. Cause or permit any change in the structure of the classes of capital stock of the Borrower or any Subsidiary.

         (F) SALE AND LEASEBACK. Enter into any sale and leaseback arrangement with any Person.

         (G) SALE OF ACCOUNTS, ETC. Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower with or without recourse; provided, however, Borrower may settle or compromise Accounts Receivable in the ordinary course of its business which are not Eligible Accounts Receivable as long as any discount is disclosed to Lender in the immediately following report furnished hereunder.

         (H) INDEBTEDNESS. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

         (i) Indebtedness under this Agreement, any of the Security Instruments and/or the Note;

         (ii) Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves acceptable to Lender therefor;

         (iii) Indebtedness described on the most recent financial statement of Borrower prior to the Closing Date;

         (iv)      Indebtedness permitted by SECTION 5.02(B);

         (v) Indebtedness secured by Liens permitted under SECTION 5.02(A) and Capitalized Lease Obligations (to the extent not included in SECTION 5.02(A)) in an aggregate amount outstanding at any time not in excess of one Hundred Fifty Thousand Dollars ($150,000.00);

         (vi) Indebtedness to the Small Business Loan Fund and Business Development Company of

                   Rhode Island existing as of the date hereof provided that such Indebtedness is subordinated to the Lender's rights under this Agreement and the Credit Note, which subordinations shall be in a form and substance satisfactory to and approved by Lender;

         (vii) Indebtedness, not to exceed in the aggregate $75,000, for the purposes of capital expenditures financed by Borrower; and

         (viii)    Indebtedness pursuant to the Saugatuck Agreement.

         (I) OTHER AGREEMENTS. Amend any of the terms or conditions of any indenture, agreement, document, note or other instrument evidencing, securing or relating to Indebtedness permitted hereunder, unless such amendment would not have a material adverse effect on Borrower or its ability to comply with its obligations under this Agreement and the other Loan Documents.

         (J) PREPAYMENT OF OTHER INDEBTEDNESS. Make any prepayment of any principal of or interest on, or any prepayment, redemption, defeasance, sinking fund payment, other repayment of principal or deposit with respect to any Indebtedness permitted hereunder, except any repayment which (i) is made during such time as no Default Condition shall exist; (ii) does not cause any Default Condition; and (iii) does not have a material adverse effect on the Borrower's ability to comply with its obligations under this Agreement and the other Loan Documents.

         (K) DIVIDENDS, PAYMENTS AND DISTRIBUTIONS. Declare, except with respect to Borrower's preferred stock outstanding as of the date hereof, or pay, except with respect to the Saugatuck Agreement, any dividends or management or like fees or make any other direct or indirect distribution of cash or property or both to holders of its shares of capital stock or other equity interest or use any of its assets for payment, purchase, retention, redemption, acquisition or retirement of any shares of its capital stock or other equity interest, or set aside or reserve assets for sinking or like funds for any of the foregoing purposes or make any other distribution by reduction of capital or otherwise in respect of any shares of any class of its capital stock or other equity interest except for dividends in the form of Borrower's common stock.

         (L) SALES, ETC. Sell, assign, lease (as lessor) or turn over the management of or otherwise dispose of or permit the disposal of any interest in real or personal property or of any material asset other than (i) inventory in the ordinary course of its business; (ii) equipment which is immediately replaced with equipment of equal or greater value; or (iii) obsolete equipment or equipment with no material value.

         (M) INVESTMENTS IN OR TO OTHER PERSONS. Take or commit to make any Investment in or to any other Person other than (i) advances to employees for reasonable and usual business expenses, (ii) Cash Equivalent Investments, (iii) investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code) and notes receivable, arising or acquired in the ordinary course of business, (iv) investments by Subsidiaries in Borrower, (v)

Investments by the Borrower or any Subsidiary in any Person (exclusive of investments in Persons referred to in any other subsection of this SECTION 5.02(M) in an aggregate amount not to exceed one Hundred Thousand Dollars ($100,000), other Investments as to which the Lender shall have consented in writing, which consent shall not be unreasonably withheld, and such Investments existing as of the date hereof and shown on financial statements submitted to the Lender prior to the Closing Date.

         (N) TRANSACTIONS. Engage in any transaction or enter into any material agreement with any Person, including, but not limited to, any Subsidiary: (i) on other than an arm's length basis or (ii) which would result in the occurrence of a Default or Event of Default.

         (O) CHANGE OF FISCAL YEAR. Change its fiscal year, which fiscal year currently ends December 31.

         (P) SUBORDINATION OF CLAIMS. Subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other person.

         (Q) COMPLIANCE. With respect to Borrower and any Commonly Controlled Entity, (a) terminate, or cease to have an obligation to contribute to, any Multiemployer Plan so as to result in any material liability of the Borrower or any Commonly Controlled Entity to PBGC or to any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan which would result in a material liability of the Borrower or any Commonly Controlled Entity for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA and Sections 412 and/or 418 of the Code) of the Borrower or any Commonly Controlled Entity, whether or not waived, involving any Single Employer Plan, (d) incur or suffer to exist any Reportable Event or the appointment of a trustee or institution of proceedings for appointment of a trustee for any Single Employer Plan if, in the case of a Reportable Event, same continues unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given, if in the reasonable opinion of Lender any of the foregoing is likely to result in a material liability of the Borrower or any Commonly Controlled Entity, (e) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of the Borrower or any Commonly Controlled Entity to PBGC by reason of termination of any such Plan, or (f) cause or permit any Plan maintained by Borrower and/or any Commonly Controlled Entity to be out of compliance with ERISA and/or Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. For purposes of this SECTION 5.02(Q) "material liability" shall be deemed to mean any liability of Fifty Thousand and 00/100 Dollars ($50,000.00) or more in the aggregate.

        SECTION 5.03. REPORTING REQUIREMENTS. From the date hereof and thereafter for so long as any portion of the Loan is outstanding or the Borrower is indebted to Lender under the Credit Note, any of the Security Instruments and/or this Agreement, the Borrower and Guarantor will, unless Lender shall otherwise consent in writing, furnish or cause to be furnished to Lender:

         (A) As soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, continuing on the date of such statement, the written statement setting forth details of such Event of Default or Default and the action which the Borrower proposes to take with respect thereto;

         (B) As soon as practicable after the end of each fiscal year and in any event within one hundred twenty (120) days thereafter, a balance sheet of the Borrower as of the end of such year and the preceding year and statements of income and of cash flows for each of the years then ending such balance sheets, statements of income and cash flows at and for the year then ended are to be prepared on an audited basis, by a firm of independent certified public accountants selected by the Borrower and reasonably acceptable to Lender. Additionally, such accountants shall certify that they have examined SECTION 5.01(N) and that no Default or Event of Default exists on account of Borrower's failure to have been in compliance therewith on the date of such statements;

         (C) Within ninety (90) days after calendar year end, personal financial statements together with all schedules, all in form acceptable to Lender with respect to the Guarantor, if any;

         (D) Within forty-five (45) days of each quarter's end, financial statements in form satisfactory to Lender, including, but not limited to, a balance sheet and income statement, prepared by and certified to as correct by the chief financial offer of the Borrower;

         (E) Within forty-five (45) days of each quarter's end, an accounts receivable aging, accounts payable aging, work-in-progress and backlog report in form satisfactory to Lender prepared and certified to by the Borrower's chief financial officer;

         (F) Within fifteen (15) days of each month's end, a Borrowing Base Certificate in the form of Exhibit A, supported by an accounts receivable aging report, both of which shall be in form satisfactory to Lender and prepared and certified to by the Borrower's Chief financial officer;

         (G) Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower, and/or any Guarantor as Lender may from time to time reasonably request; and

         (H) Prompt written notice of any material adverse change in the Borrower's or any Guarantor's conditions financial or otherwise, and an explanation thereof and of the actions Borrower and/or such Guarantor propose to take with respect thereto.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         SECTION 6.01. EVENTS OF DEFAULT. The Borrower shall be in default under this Agreement, the Security Instruments and the Credit Note upon the occurrence of any one or more of the following events:

         (A) if Borrower shall fail to make due and punctual payment of any fees, principal, interest or other amounts payable under this Agreement as provided in the Credit Note, within ten (10) days after the date when the same is due and payable, whether at the due date thereof or at a date fixed for prepayment, or if Borrower shall fail to make any such payment of fees, interest, principal and/or any other amount under this Agreement or the Credit Note on the date when such payment becomes due and payable by acceleration; or

         (B) if the Borrower or any Other Liable Party shall make an assignment for the benefit of creditors, or shall fail generally to pay its or their debts as they become due, or shall admit in writing its or their inability to pay its debts as they become due or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other similar applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for such Person or of all or any substantial part of its or their properties, or if corporate action shall be taken for the purpose of effecting any of the foregoing; or

         (C) to the extent not described in SECTION 6.01(B): (i) the Borrower or any other Liable Party shall be the subject of a bankruptcy proceeding, or (ii) if any proceeding against any of them seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced, or (iii) if any trustee, receiver or liquidator of any of them or of all or any substantial part of any or all of their properties shall be appointed without their consent or acquiescence; provided that in any of the cases described above in this SECTION 6.01(C), such proceeding or appointment shall not be an Event of Default if the Person in question shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within sixty (60) days after commencement thereof; or

         (D) if final judgment or judgments aggregating more than $50,000 shall be rendered against the Borrower or any other Liable Party and shall remain undischarged, unstated or unpaid for an aggregate of thirty (30) days (whether or not consecutive) after entry thereof except unless such judgment is being contested by proper appeal proceedings in good faith and such Person has established adequate reserves therefor; or

         (E) if the Borrower or any Other Liable Party shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any other Indebtedness (other than the Loans), or if any other default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness, which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate payment thereof; or

         (F) if Borrower or any Other Liable Party shall fail to pay, perform or observe any covenant or condition contained in, (or any "default" or "event of default" shall occur under), this Agreement or in any of the other Loan Documents to be observed or performed pursuant to the terms hereof, or thereof, as the case may be, and such failure shall continue unremedied or unwaived: (i) in the case of any covenant or condition contained in SECTION 5.03, for five (5) Business Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for thirty (30) days. The grace periods contained in this subsection (F) shall not be deemed to provide a grace period for any Event of Default specifically listed elsewhere in this SECTION 6.01 or in any of the other documents referred to above; or

         (G) if there shall be any attachment of any deposits or other property of the Borrower or any Other Liable Party in the possession of Lender or any attachment of any other property of Borrowers in an amount exceeding $50,000 which shall not be discharged or effectively stayed within thirty (30) days of the date of such attachment; or

         (H) the dissolution, liquidation, termination of existence, death, incompetence or incapacity of the Borrower or Guarantor; or

         (I) any material portion of any real (if any) or personal property securing the Loan is materially damaged or destroyed by fire or otherwise unless such loss is fully covered by insurance as required in the Loan Documents (as determined by the Lender in its discretion, exercised in good faith) and Borrower has notified Lender of such casualty immediately after the occurrence thereof; or

         (J) the cancellation, lapse or termination of any insurance coverage required to be maintained by Borrower under this Agreement or under any of the Security Instruments; or

         (K) Borrower attempts or purports to assign this Agreement or any advance made or to be made hereunder or any interest herein; or

         (L) except as permitted in SECTION 5.02(A) OR (L), any real or personal property securing the Loan or any portion thereof or any direct or indirect interest therein is conveyed, voluntarily encumbered or otherwise transferred in any way without the prior written consent of Lender; or

         (M) breach or the proving false or misleading, in any material respect, of any representation or warranty now or hereafter made to Lender by, on behalf of, or for the benefit of Borrower or any other Liable Party, or contained in:

         (a)       this Agreement or any of the other Loan Documents; or

         (b) any loan application, statement, financial statement, certificate or other document, agreement or instrument furnished, signed or executed in connection herewith by, on behalf of, or for the benefit of Borrower or any Other Liable Party; or

         (N) any material adverse change in the financial condition of, or any act or omission of Borrower or any Other Liable Party or any act or omission of any officer, director, partner, member, manager or trustee of the Borrower or any Other Liable Party which leads Lender reasonably to believe that performance of any of the covenants, agreements, or conditions of this Agreement, or any other Loan Document(s), is or may be substantially impaired; or

         (O) the merger or consolidation of the Borrower with any Person.


                                   ARTICLE VII
                               REMEDIES OF LENDER

         Upon the occurrence of any one or more of the Events of Default Lender may, by notice to the Borrower, declare its undertaking to make Advances to be terminated, whereupon the same shall forthwith terminate, and Lender may, by notice to the Borrower, declare the entire unpaid principal amount of the Credit Note, all Advances and all fees and interest accrued and unpaid thereon including, without limitation, any applicable Yield Maintenance Fee with respect to one or more outstanding LIBOR Loans, shall and/or under this Agreement, and/or any of the Security Instruments and any and all other Indebtedness under this Agreement, the Credit Note and/or any of the Security Instruments of the Borrower to Lender and/or to any holder of all or any portion of the Credit Note to be forthwith due and payable, whereupon the Credit Note, and all such accrued fees and interest payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however that upon the occurrence of an Event of Default under SECTION 6.01(B) OR (C), all of the unpaid principal amounts of the Credit Note, all fees and interest accrued and unpaid thereon and/or under this Agreement and/or under the Security Instruments and any and all other such Indebtedness of the Borrower to Lender and/or to any such holder shall thereupon be due and payable in full without any need for Lender to make any such declaration or take any action and Lender's understanding to make Advances shall simultaneously terminate.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.01.  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         (A) Except to the extent prohibited by applicable law, the Borrower and each Guarantor, if any, irrevocably:

         (i) agrees that any suit, action, or other legal proceeding arising out of this Agreement or any of the Loans may be brought in the courts of record of the State or the courts of the United States located in the State;

         (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; and

         (iii) waives any objection which it may have to the laying of venue of such suit, action or proceeding in any of such courts.

         For such time as any of the Indebtedness of the Borrower to Lender shall be unpaid in whole or in part and/or the Commitment is in effect, the Borrower for itself and each of its Subsidiaries, irrevocably designates the Registered Agent as their registered agent for service of process in the State and, in the absence thereof, the Secretary of State of the State as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower and/or any Subsidiary by registered or certified mail shall be taken and held to be valid personal service upon the Borrower and/or any Subsidiary regardless of where the Borrower and/or any Subsidiary shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other procedural error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agent shall, within three (3) Business Days after such service, be sent by certified or registered mail to the Borrower at its address set forth in this Agreement and to said agent for service.

         SECTION 8.02. INDEMNIFICATION. The Borrower irrevocably agrees to and does hereby indemnify and hold harmless Lender, its agents, employees, directors, officers, attorneys, subsidiaries, affiliates and each Person, if any, who controls Lender within the meaning of Section 15 of the Securities Act of 1933, as amended, and their successors and assigns, and each and all and any of them (the "Indemnified Parties"), against any and all losses, claims, actions causes of action, damages or liabilities (including any amount paid in settlement of any action commenced or threatened against any of the Indemnified Parties), joint or several, to which they, or any of them, may become subject under statutory law or at common law, arising out of the Loans, directly or indirectly, including, but not limited to, third party claims naming Lender as a defendant or other responsible party, governmental enforcement actions, environmental liabilities, and to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by it or them in connection with investigating, preparing for or defending against any actions commenced or threatened by a third party against any of the Indemnified Parties.

         Promptly upon receipt of notice of the commencement of any such action, or information as to any threatened action, against any of the Indemnified Parties in respect of which indemnity or reimbursement may be sought from the Borrower on account of the agreement contained in this SECTION 8.02, notice shall be given to the Borrower in writing of the commencement or threatening thereof, together with a copy of all papers served, but the omission so to notify the Borrower of any such action shall not release the Borrower from any liability which it may have to such Indemnified Parties otherwise than on account of the indemnity agreement contained in this SECTION 8.02.

         In case any such action shall be brought against any of the Indemnified Parties, the Borrower shall be entitled to participate in (and, to the extent that it shall wish, to select counsel and, to the extent required by Borrower's insurer, to direct) the defense thereof at its own expense. Any of the Indemnified Parties shall have the right to employ its or their own counsel in any such case, and the reasonable fees and expenses of such counsel shall be at the expense of Borrower only if such Indemnified Party employs its own counsel because such Indemnified Party reasonably concludes that there are defenses available to it that are different from or in addition to those available to the Borrower.

         The provisions of this SECTION 8.02 shall be effective to the fullest extent permitted by law, and shall survive repayment of the Loan and discharge of the Security Instruments.

         The provisions of this SECTION 8.02 shall not be deemed to require Borrower to indemnify and hold harmless any Indemnified Party with respect to any gross negligence or willful misconduct on the part of such Indemnified Party.

         SECTION 8.03. POWER OF ATTORNEY. Borrower hereby grants to Lender a power of attorney, and appoints Lender as its attorney-in-fact, such appointment being irrevocable and coupled with an interest, to pay, perform or observe or otherwise take any action for or on behalf of Borrower which Borrower is required to pay, perform, observe or take hereunder or under any other Loan Documents or as may be otherwise required in order for Lender to fully assure itself of its rights hereunder, including, without limitation, the right to affix Borrower's endorsement to any or all checks or drafts paid to the lock box referenced in Section 2.04(E) of this Agreement, under any of the Loan Documents or under applicable law. Borrower hereby ratifies and approves all actions taken by Lender in accordance with the foregoing.

         SECTION 8.04. DELAY OR OMISSION NOT WAIVER. No delay by Lender in exercising or failure by Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to Lender may be exercised from time to time, and as often as may be deemed expedient, by Lender.

         SECTION 8.05. WAIVER OF STAY OR EXTENSION LAWS. Each of the Borrower and Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

         SECTION 8.06. AMENDMENT, ETC. No amendment, modification, termination, or waiver of any provision of this Agreement, or of the Credit Note nor consent to any departure by the Borrower therefrom or consent hereunder or thereunder, shall in any event be effective unless the same shall be in a written notice given to the Borrower by Lender. Any amendment or modification of this Agreement must be signed by the Borrower and Lender.

         SECTION 8.07. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder (other than those which, under the terms of this Agreement, may be given by telephone, which shall be effective when received verbally) shall be in writing and personally delivered, sent by certified mail, return receipt requested or sent by Federal Express or other overnight courier, and delivered to the applicable party at the addresses indicated below. Each notice shall be effective upon the earlier to occur of (i) actual receipt, if personally delivered or otherwise received, (ii) the next Business Day after deposit if sent by overnight courier or (iii) if deposited in the United States mail, certified, return receipt requested, the earlier of three (3) Business Days after such deposit and the date of receipt, as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving at lease thirty (30) days' prior written notice thereof, Lender or Borrower shall have the right, from time to time and at any time during the term of the Loan to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America. For the purposes of this Loan Agreement, the address for notices shall be as follows:

                   If to the Borrower:

                   Network Six, Inc.
                   475 Kilvert Street
                   Warwick, Rhode Island 02886
                   Attn:  Kenneth Kirsch
                   President and CEO
                   Phone:  (401) 732-9000
                   Fax:  (401) 732-9009

                   With copies to:

                   Gaebe & Kezirian
                   128 Dorrance Street
                   Providence, Rhode Island 02903
                   Attn:  Dana Gaebe, Esq.
                   Phone: (401) 331-0800
                   Fax:   (401) 861-2260

                   If to Lender:

                   Fleet National Bank
                   Mail Stop:  RI MO 254
                   111 Westminster Street
                   Providence, Rhode Island  02903

                   Attention:  Robert Kent, Vice President
                   Phone:  (401) 278-3604
                   Fax:  (401) 278-6587

                   With a copy to:

                   Moses & Afonso, Ltd.
                   170 Westminster Street, Suite 201
                   Providence, Rhode Island  02903
                   Attn:  Antonio Afonso, Jr., Esq.
                   Phone:  (401) 453-3600
                   Fax:  (401) 453-3604

Requests, certificates, items provided pursuant to SECTION 5.03, other than subsection 5.03(A), and other routine mailings or notices need not be accompanied by a copy to legal counsel for Lender or the Borrower.

         SECTION 8.08. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by Lender in connection with the preparation and enforcement of this Agreement, the Security Instruments, the Note and the other instruments and documents to be delivered under this Agreement and any amendments to this Agreement or in connection with any amendments, waivers or consents of or under this Agreement, any of the Security Instruments, the Note or any other such instruments and documents. In addition, the Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement, the Security Instruments, the Note, the Loan Documents and the other instruments and documents to be delivered hereunder and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         SECTION 8.09. PARTICIPATION. "Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Lender's obligation to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender's obligations hereunder.

         Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

         SECTION 8.10. BINDING EFFECT; ASSIGNMENT; SURVIVAL.

         (A) Lender shall have the right at any time or from time to time, and without Borrower's or any Guarantor's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such Loan Documents as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other Loan Documents) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

(B) This Agreement shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender. This Agreement and all covenants, representations and warranties made herein and/or in any certificates, or documents or instruments now or hereafter delivered pursuant hereto shall survive the making of the Loan, and the execution and delivery of the Loan Documents and shall continue in effect so long as any amounts payable under or in connection with this Agreement, any of the Security Instruments and/or any of the Note or the other Loan Documents by the Borrower to the Lender remains unpaid or Lender's undertaking to make Advances remains outstanding; provided, however, that SECTION 8.02 (and any provisions specifically described in the Security Instruments or other Loan Documents) shall survive and remain in full force and effect after termination of this Agreement and repayment in full of all amounts payable under or in connection with this Agreement, the other Loan Documents and any other such Indebtedness.

         SECTION 8.11. ACTUAL KNOWLEDGE. For the purposes of this Agreement, Lender shall not be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for the Borrower's account established pursuant to this Agreement, shall, in fact, have actual knowledge of such fact or stated facts or unless written notice of such facts shall have been received by Lender in accordance with SECTION 8.07.

         SECTION 8.12. REFERENCES JOINT AND SEVERAL. All obligations of Borrower hereunder and under the Loan Documents are joint and several, and all references to "Borrower" or "Borrowers" hereunder shall be deemed to refer to each of Borrowers, all of Borrowers and any of Borrowers, if more than one Borrower exists. All obligations of Guarantor hereunder and under the Loan Documents are joint and several, and all references to "Guarantor" or "Guarantors" hereunder shall be deemed to refer to each of Guarantors, all of Guarantors and any of Guarantors, if more than one Guarantor exists.

         SECTION 8.13. GOVERNING LAW. This Loan Agreement shall be governed by the laws of the State, without resort to the State's conflict of laws rules.

         SECTION 8.14. SEVERABILITY. The provisions of this Agreement and the other Loan Documents are severable. Any provision of this Agreement or the other Loan Documents which is prohibited or unenforceable will be ineffective to the extent of such prohibition or unenforceability without invalidating or modifying the remaining provisions of this Agreement of the other Loan Documents. Any such prohibited or unenforceable provision will be reformed to the extent necessary to make it enforceable in a manner carrying out the intention of the parties as nearly as is possible.

         SECTION 8.15. REMEDIES CUMULATIVE. The remedies which are set forth in this Agreement and the other Loan Documents available to Lender under applicable law are not exclusive, and either party will be entitled cumulatively to exercise any remedies for breach of this Agreement and the other Loan Documents available under applicable law and the election of one remedy will not be deemed to exclude other remedies.

         SECTION 8.16. WAIVER OF JURY TRIAL. BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS LOAN AGREEMENT AND MAKE THE LOAN.

         SECTION 8.17. CONFLICTING DOCUMENTS. If there is any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Documents, the terms of this Agreement will control so long as it remains in effect, unless such other agreement is executed or consented to by all parties hereto in writing, and such agreement expressly amends, modifies or replaces this Agreement.

         SECTION 8.18. NO THIRD PARTY BENEFICIARY. This Agreement and the other Loan Documents are for the sole benefit of the parties hereto and are not intended to confer any rights or benefits on any other Person.

         SECTION 8.19. ENTIRE AGREEMENT. This Agreement and any exhibits and schedules attached hereto constitute the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersede any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.

         SECTION 8.20. ASSIGNMENT TO FEDERAL RESERVE. Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement shall release Lender from its obligations under any of the Loan Documents.

         SECTION 8.21. REPLACEMENT OF CREDIT NOTE. Upon receipt of an affidavit of Lender as to the loss, destruction or mutilation of the Credit Note or any other security document which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Credit Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, as of the date first above written.


In the Presence of:                NETWORK SIX, INC.

/s/ Illegible                      By: /s/ Dorothy M. Cipolla
-----------------                     ------------------------
                                   Print Name:   Dorothy M. Cipolla
                                   Print Title:  TREASURER

                                   FLEET NATIONAL BANK

/s/ Illegible                      By: /s/ Robert R. Kent, Vice President
-----------------                     ----------------------------------
                                       Robert R. Kent, Vice President

                                    EXHIBIT A

                           BORROWING BASE CERTIFICATE

Borrower:  Network Six, Inc.

Date:
     --------------------------

1.       TOTAL ACCOUNTS RECEIVABLE   $
                                      -----------------------

2.       LESS RECEIVABLES THAT ARE
         NOT ELIGIBLE RECEIVABLES    ($                       )
                                      -----------------------

3        EQUAL TOTAL ELIGIBLE ACCOUNTS RECEIVABLE:  $
                                                     -----------------

4.       X 80% EQUAL MAXIMUM ADVANCES UNDER
           LOAN AGREEMENT                           $
                                                     -----------------

5.       LESS TOTAL ADVANCES OUTSTANDING
                 AS OF TODAY'S DATE                 ($                 )
                                                     -----------------

6.       TOTAL AMOUNT OF AVAILABLE ADVANCES          $
                                                     -----------------

         The undersigned acknowledges that Fleet National Bank is relying on this Certificate in the granting of Advances under the Loan Agreement by and between Network Six, Inc. and Fleet National Bank, dated as of November 15, 1999, and hereby certifies that the information contained in this Certificate is accurate as of the date written above.


                                   Network Six, Inc.

                                   By:
                                      -------------------------------
                                   Print Name:
                                   Print Title:
                                   Duly authorized

                                    EXHIBIT B
              REQUEST FOR LOAN ADVANCE AND INTEREST RATE SELECTION/
                                 PAYDOWN REQUEST

BORROWER:          Network Six, Inc.         DATE:
                                                  -------------------------

LOAN #:

CHECKING #:       [                         ]

Select one:  ADVANCE                   PAYDOWN                **

If requesting an Advance, select the interest rate:

INTEREST _____ Variable Rate (Prime Rate + 0.25%)    _____ 90-day LIBOR Rate
RATE:    _____ 30-day LIBOR Rate                     _____ 120-day LIBOR Rate
         _____ 60-day LIBOR Rate                     _____ 180-day LIBOR Rate

AMOUNT:  $                                   **

If requesting an Advance, the amount must be an integral multiple of $1,000.00

**If making a paydown of a LIBOR Rate Loan, the amount remitted to the Bank must include any applicable Yield Maintenance Fee due under Section 2.04 of the Loan Agreement by and between Borrower and Fleet National Bank ("Bank"), dated as of November 15, 1999 (the "Loan Agreement"). Please contact the Bank to obtain the applicable amount of the Yield Maintenance Fee.

THE UNDERSIGNED ACKNOWLEDGES THAT, IF BORROWER IS REQUESTING AN ADVANCE IN THIS REQUEST, THE BANK IS RELYING ON THIS REQUEST AND THE INFORMATION CONTAINED HEREIN IN MAKING SUCH ADVANCE. THE UNDERSIGNED CERTIFIES THAT, AS OF THE DATE OF THIS REQUEST, ALL OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE LOAN AGREEMENT ARE AND CONTINUE TO BE TRUE, CORRECT AND NOT MISLEADING AND THAT BORROWER IS NOT IN DEFAULT OF ANY COVENANT CONTAINED IN THE LOAN AGREEMENT OR OTHERWISE IN DEFAULT AS DEFINED IN THE LOAN AGREEMENT.

Network Six, Inc.

BY:
   Print Name:
   Print Title:
   Authorized Signatory

BORROWER INSTRUCTIONS:       To borrow or pay down on loan:

                             1.   Complete and sign the above form.

                             2. Telephone the request to Robert Kent, Vice President or such other individual as Lender may designate in writing to Borrower from time to time at (401) 278-3604.

                             3.   Mail the original signed confirmation to:
                                           Robert Kent
                                           Vice President
                                           Fleet National Bank
                                           111 Westminster Street
                                           Providence, Rhode Island 02903